Exhibit 99.2

THE BLACK & DECKER ____ STOCK OPTION PLAN
NONQUALIFIED STOCK OPTION AGREEMENT

This Nonqualified Stock Option Agreement (this "Agreement") is made as of ________   ___, 20___ between The Black & Decker Corporation (the “Corporation”) and ____________ (the “Option Holder”). The Board of Directors of the Corporation has authorized the grant of the following nonqualified stock options to the Option Holder under the Corporation’s ____ Stock Option Plan (the “Plan”), subject to the terms and provisions of the Plan and the additional conditions set forth below.

The Corporation and the Option Holder agree as follows:

1.	The Option Holder accepts all provisions of the Plan, a copy of which has been delivered to the Option Holder.

2.

The Corporation grants to the Option Holder, subject to the conditions of the Plan, an option to purchase ____ shares of the Common Stock of the Corporation in installments as set forth in paragraph 3 of this Agreement at $____ per share.

3.	Options covered by this Agreement shall become exercisable and may be exercised in installments in accordance with the following schedule:

First block Second block Third block Fourth block	________ ________ ________ ________	shares shares shares shares	________ ___, 20___ ________ ___, 20___ ________ ___, 20___ ________ ___, 20___

4.	No option covered by this Agreement may be exercised later than ________ ___, 20___.

5.	Limited stock appreciation rights have been granted with these stock options in accordance with Article 10:00 of the Plan.

THE BLACK & DECKER ____ STOCK OPTION PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
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6.	The options covered by this Agreement may be exercised nonsequentially in respect of any other stock option granted under the Plan, whether now in the Option Holder’s possession or hereafter acquired.

7.

In the event that the Option Holder elects to satisfy the tax withholding obligation by having the Corporation withhold shares of Common Stock upon the exercise of any options covered by this Agreement, the number of shares of Common Stock to be withheld shall be based on the minimum estimated federal, state and local taxes payable by the Option Holder as a result of the exercise of the options.

The undersigned parties have executed this Agreement as of the day and year first above written.

THE BLACK & DECKER CORPORATION By:________________________________ Title:______________________________ ___________________________________ Option Holder